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                  IPALCO ENTERPRISES, INC.                                                          EXHIBIT 11.1

      Exhibit 11.1 - Computation of Per Share Earnings

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          For the Quarter Ended September 30, 1996




QUARTER ENDED SEPTEMBER 30, 1996:                              Earnings Per                             Fully
                                                               Common Share         Primary            Diluted
                                                               ------------        ----------         ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 9/30/96            56,929,848         56,929,848         56,929,848
        Dilutive Effect for Stock Options at 9/30/96                 -                123,876            123,876
                                                               -----------         ----------         ----------
        Weighted Average Shares at 9/30/96                      56,929,848         57,053,724         57,053,724
                                                               ===========         ==========         ==========

Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                                 (Dollars in thousands)
       Net Income                                                  $37,168            $37,168            $37,168
                                                               ===========         ==========         ==========

Earnings Per Average Common Share                                    $0.65              $0.65 (a)          $0.65 (a)
                                                               ===========         ==========         ==========



        For the Nine Months Ended September 30, 1996


NINE MONTHS ENDED SEPTEMBER 30, 1996:                          Earnings Per                             Fully
                                                               Common Share         Primary            Diluted
                                                               ------------        ----------         ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 9/30/96            56,899,634         56,899,634         56,899,634
        Dilutive Effect for Stock Options at 9/30/96                 -                109,147            113,346
                                                               -----------         ----------         ----------
        Weighted Average Shares at 9/30/96                      56,899,634         57,008,781         57,012,980
                                                               ===========         ==========         ==========
Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                                 (Dollars in thousands)
       Net Income                                                  $97,175            $97,175            $97,175
                                                               ===========         ==========         ==========

Earnings Per Average Common Share                                    $1.71              $1.70 (a)          $1.70 (a)
                                                               ===========         ==========         ==========











Note:
(a)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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